Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated June 15, 2026)	Registration No. 333-296796

HADRON ENERGY, INC.

Up to 28,719,000 Shares of Common Stock

Up to 57,432,395 Shares of Common Stock by the Selling Securityholders

3,719,000 Warrants to Purchase Shares of Common Stock

This prospectus supplement (this “Supplement No. 3”) updates and supplements the prospectus dated June 15, 2026 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-296796). This prospectus supplement is being filed to update and supplement the information in the Prospectus related to information contained in the following reports of the Company:

•	The Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 8, 2026, which is attached hereto.

This Supplement No. 3 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 3 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 3, you should rely on the information in this Supplement No. 3.

Our Common Stock is currently listed on the Nasdaq Stock Market (the “Nasdaq”) and trades under the symbol “HDRN.”

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties that are described under the heading “Risk Factors” beginning on page 15 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Supplement No. 3 or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 8, 2026.